Exhibit 19

INSIDER TRADING POLICY

1. PURPOSE

This Insider Trading Policy (this “Policy”) sets forth the standards for directors, officers, employees, and designated consultants of Avant Technologies Inc. (symbol AVAI) (the “Company”) regarding transactions in the Company's securities and the securities of other companies.

The purpose of this Policy is to:

•	Prevent insider trading, which is illegal and unethical, and can result in severe penalties for individuals and the Company.
•	Ensure compliance with federal and state securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and rules promulgated thereunder, such as Rule 10b-5.
•	Maintain the Company's reputation for integrity and high ethical standards.
•	Assist Covered Persons (as defined below) in avoiding even the appearance of improper conduct.

2. APPLICABILITY

This Policy applies to all:

•	Directors of the Company.
•	Officers of the Company, as defined under Section 16 of the Exchange Act (typically, the President, Principal Financial Officer, Principal Accounting Officer (or controller), any Vice President in charge of a principal business unit, division or function, and any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer).
•	Employees of the Company and its subsidiaries.
•	Designated Consultants and contractors who have access to Material Nonpublic Information (as defined below) about the Company.
•	Family Members of any of the above individuals. For purposes of this Policy, “Family Members” include any person living in such individual’s household (including a spouse, minor children, and relatives by blood or marriage) and any person who does not live in such individual’s household but whose transactions in Company securities are directed by such individual or are subject to such individual’s influence or control (such as adult children or parents).
•	Entities Controlled by Covered Persons: Any corporation, partnership, trust, or other entity through which a Covered Person or their Family Members have a pecuniary interest in the Company's securities.

Collectively, the individuals and entities listed above are referred to as “Covered Persons.”

3. DEFINITIONS

a. Company Securities: Includes the Company's common stock, preferred stock, options to purchase common stock, restricted stock units, performance stock units, warrants, convertible debentures, and any other debt or equity securities issued by the Company, as well as derivative securities (e.g., puts, calls) related to the Company's securities, whether or not issued by the Company.

b. Material Information: Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision regarding the purchase or sale of the Company's securities. Information is also material if it is reasonably likely to have a significant effect on the market price of the Company's securities. Both positive and negative information can be material.

Examples of information that is often considered material include (but are not limited to):

•	Financial results or projections, especially changes from prior guidance.

•       Major corporate transactions (e.g., mergers, acquisitions, dispositions, joint ventures).

•       Significant new products, discoveries, or services; major product defects or recalls.

•       Changes in dividend policy or declarations of stock splits or repurchases.

•       Significant changes in senior management or the Board of Directors.

•       Major litigation developments, government investigations, or regulatory actions.

•       Significant cybersecurity incidents or breaches.

•       Changes in accounting methods or auditing issues.

•       Significant financing transactions or changes in capital structure.

•	Gain or loss of a significant contract or customer.

c. Nonpublic Information: Information is “nonpublic” if it has not been disseminated broadly to the marketplace. Information is considered public only after it has been released broadly to the general public through appropriate channels (e.g., a press release, an SEC filing like a Form 10-K, 10-Q, 8-K) and a sufficient period of time has elapsed for the market to absorb and evaluate the information. As a general rule, information is not considered “public” until the open of trading on the third trading day after its broad public release.

4. THE POLICY - PROHIBITED ACTIVITIES

No Covered Person who is aware of Material Nonpublic Information concerning the Company may, directly or indirectly through Family Members or Controlled Entities, engage in any of the following activities:

a.	Trading in Company Securities: Purchase or sell any Company Securities (including exercising stock options or other equity awards that involve a sale of Company Securities).

b. Tipping: Disclose Material Nonpublic Information to any other person (including Family Members or friends), unless such disclosure is required in the course of the Company's business and such other person has agreed to maintain the confidentiality of the information. This includes “recommending” or “suggesting” that anyone buy or sell Company Securities.

c. Trading in Securities of Other Companies (“Shadow Trading”): Purchase or sell the securities of another public company (e.g., a customer, supplier, partner, or significant competitor of the Company) if the Covered Person is aware of Material Nonpublic Information about that other company that was obtained in the course of their employment or service with the Company.

d. Hedging and Speculative Transactions: Engage in any transaction designed to hedge or offset any decrease in the market value of the Company's securities, including:

•	Short sales of Company Securities.
•	Purchases or sales of puts, calls, or other derivative securities relating to the Company's securities (other than stock options granted by the Company, and only to the extent explicitly permitted by this Policy).
•	Equity swaps, collars, or other similar hedging transactions.

e. Pledging Company Securities: Pledge Company Securities as collateral for a loan, including holding Company Securities in a margin account. This prohibition extends to Family Members and Controlled Entities.

5. BLACKOUT PERIODS AND PRE-CLEARANCE PROCEDURES

To prevent even the appearance of improper trading and to facilitate compliance with this Policy, the Company imposes specific trading restrictions during certain periods.

a. Quarterly Blackout Periods:

•	All directors, officers, and certain designated employees (“Designated Insiders”) are prohibited from trading in Company Securities during quarterly blackout periods.
•	A quarterly blackout period begins at the close of trading on the 15th calendar day of the third month of each fiscal quarter (i.e., June 15, September 15, December 15, and March 15) and ends at the open of trading on the third trading day following the Company's public announcement of its quarterly or annual financial results.
•	Designated Insiders will be notified by the Compliance Officer (as defined below) of their inclusion in this group.

b. Event-Specific Blackout Periods:

•	From time to time, the Company may impose special “event-specific” blackout periods during which certain or all Covered Persons are prohibited from trading in Company Securities due to the existence of Material Nonpublic Information (e.g., pending merger negotiations, significant product announcements).
•	The Compliance Officer will notify the affected Covered Persons of the commencement and termination of any event-specific blackout period.
•	No Covered Person who is aware of an event-specific blackout should disclose the existence of such a blackout period to anyone else.

c. Pre-Clearance for Directors, Officers, and Designated Insiders:

•	All directors, officers, and Designated Insiders must obtain pre-clearance from the Compliance Officer (or their designee) prior to commencing any transaction in Company Securities, at any time, even outside of blackout periods.
•	A request for pre-clearance must be submitted at least two business days in advance of the proposed transaction. The Compliance Officer will generally respond to such requests within two business days.
•	Pre-clearance for a proposed transaction will be valid for a period of three business days, unless revoked sooner. If the transaction is not completed within this period, a new pre-clearance request must be submitted.
•	Pre-clearance does not provide a safe harbor if the individual is in possession of Material Nonpublic Information

6. EXERCISE OF STOCK OPTIONS AND OTHER EQUITY AWARDS

a. Cashless Exercises or Sale of Shares Acquired Upon Exercise: The cashless exercise of stock options or the sale of shares acquired upon the exercise of stock options or vesting of restricted stock units (e.g., through a “cashless” or “net” exercise where shares are sold to cover the exercise price and/or tax withholding obligations) are considered “sales”under this Policy and are subject to all trading restrictions, including blackout periods and pre-clearance.

b.	Net Exercise for Tax Withholding: The withholding of shares by the Company to satisfy tax withholding requirements upon the vesting of any restricted stock, performance share units, or the exercise of any stock option is generally exempt from the prohibitions of this Policy, provided no cash is paid by the Covered Person and the transaction is for tax purposes only.

c. Bona Fide Gifts: Bona fide gifts of Company Securities are generally permitted unless the donor is in possession of Material Nonpublic Information or the gift occurs during a blackout period. Directors, officers, and Designated Insiders must pre-clear gifts with the Compliance Officer.

7. RULE 10B5-1 TRADING PLANS

The Company permits Covered Persons to establish Rule 10b5-1 trading plans (“10b5-1 Plans”) in accordance with Rule 10b5-1(c)(1) under the Exchange Act. A properly established 10b5-1 Plan can provide an affirmative defense to insider trading liability.

a. Requirements for 10b5-1 Plans:

•	Must be entered into when the Covered Person is not aware of any Material Nonpublic Information.
•	Must be entered into in good faith and not as part of a plan or scheme to evade insider trading prohibitions.
•	Must specify the amount, price, and date of transactions, or include a written formula or algorithm for determining them, or delegate discretion over these matters to an independent third party.
•	No influence: The Covered Person must not exercise any subsequent influence over how, when, or whether to effect purchases or sales under the plan.
•	Cooling-Off Periods: Any new or modified 10b5-1 Plan for directors and officers (as defined under Section 16 of the Exchange Act) will be subject to a mandatory cooling-off period as required by SEC rules. As of the date of this Policy, this period is:
o	For directors and officers: The later of (i) 90 days after the adoption or modification of the plan, or (ii) two business days following the Company's filing of a Form 10-Q or Form 10-K (or, for a FPI, Form 20-F) for the fiscal quarter in which the plan was adopted or modified.
o	For persons other than directors and officers: 30 days after the adoption or modification of the plan.
•	Limitation on Plans: Directors and officers (as defined under Section 16 of the Exchange Act) are generally prohibited from having more than one single-trade 10b5-1 Plan in effect at any time.

b. Pre-Approval of Plans: All 10b5-1 Plans must be pre-approved by the Compliance Officer before they become effective.

c. Amendments/Terminations: Any amendment or termination of a 10b5-1 Plan must also be pre-approved by the Compliance Officer and is subject to the same cooling-off periods and good faith requirements as a new plan.

8. INDIVIDUAL RESPONSIBILITY

Every Covered Person has an individual responsibility to comply with this Policy and with insider trading laws. You may, from time to time, have to forgo a proposed transaction in the Company's securities even if you planned to make the transaction or believe it is justifiable for independent reasons. The prohibitions apply regardless of your reason for trading.

9. CONFIDENTIALITY

All Material Nonpublic Information must be kept strictly confidential. Covered Persons should not discuss nonpublic information about the Company with anyone outside the Company, or with other Company employees who do not have a legitimate business need to know the information.

10. INQUIRIES FROM OUTSIDERS

Inquiries from securities analysts, institutional investors, the media, or other outsiders regarding the Company should be referred to the Chief Executive Officer, Chief Financial Officer, or other designated spokesperson of the Company. Covered Persons should not comment on or respond to such inquiries, unless specifically authorized to do so.

11. PENALTIES FOR NON-COMPLIANCE

Violations of insider trading laws can result in severe civil and criminal penalties for individuals and the Company, including:

a. For Individuals:

•	Imprisonment for up to 20 years.
•	Criminal fines of up to $5,000,000.
•	Civil fines of up to three times the profit gained or loss avoided.
•	Disgorgement of ill-gotten gains.
•	Bar from serving as an officer or director of a public company.

b. For the Company and its Supervisors:

•	Civil fines of up to three times the profit gained or loss avoided by the insider.
•	Criminal fines of up to $25,000,000.
•	Reputational damage and loss of investor confidence.

In addition, violations of this Policy may result in disciplinary action by the Company, up to and including termination of employment or service, regardless of whether a legal violation has occurred.

12. ADMINISTRATION AND COMPLIANCE OFFICER

The Chief Financial Officer of the Company (the “Compliance Officer”) is responsible for the administration of this Policy. The Compliance Officer will handle all requests for pre-clearance and address any questions regarding this Policy. The Company may from time to time revise this Policy. Any revisions will be communicated to Covered Persons.

13. CERTIFICATION AND ACKNOWLEDGEMENT

All Covered Persons must certify annually that they have read, understand, and will comply with this Policy. New employees, consultants, and directors shall be required to sign an acknowledgment upon commencement of their service with the Company.

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The following positions are hereby designated “Senior Officer” positions for purposes of the Policy on participating in the market for the Company’s stock during the blackout periods and for the requirements of pre-clearance and notification of all trades:

All Named Executive Officers

All Executive Vice Presidents

Chief Accounting Officer

Director of Internal Audit

Corporate Secretary

Assistant Corporate Secretary

Executive Assistants

Other officers of the Company may also be designated as Senior Officers by the Compliance Officer from time to time, based on their access to material nonpublic information

All Employees that work in Accounting, Audit, Corporate Planning, Marketing, and Treasury are designated employees for purposes of the Policy on participating in the market for the Company’s stock during the blackout periods and for the requirements of pre-clearance and notification of all trades and gifts.

___________________________________________________________________________

AVANT TECHNOLOGIES INC.

TRADING POLICY AND CONFIDENTIALITY OF INFORMATION

ACKNOWLEDGMENT FORM

Certification of Compliance with Insider Trading Policy

I hereby certify that:

I have read and fully understand the Insider Trading Policy and Confidentiality of Information, dated [DD/MM/YYYY], including the provisions related to blackout periods, pre-clearance procedures, and trade notification requirements (collectively referred to as the “Insider Trading Policy”). I acknowledge that the General Counsel and Chief Financial Officer are available to address any questions I may have concerning the Policy.

I agree to comply with the terms and conditions of the Insider Trading Policy for the duration of the period during which I am subject to its provisions.

Signature: ____________________________
Date: _______________________________
Printed Name: ________________________